Exhibit 99.1

PHOTON DYNAMICS REPORTS FISCAL 2006 FOURTH QUARTER
AND FULL YEAR RESULTS

San Jose, Calif., November 2, 2006 ─ Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display (FPD) market, today reported financial results for the fourth quarter and full year of fiscal year 2006, ended September 30, 2006. The results are consistent with the Company’s fourth quarter guidance previously issued on October 17, 2006.

Revenue for the fourth quarter of fiscal 2006 was $29.3 million, compared to third quarter 2006 revenue of $51.7 million and $24.8 million reported for the same quarter a year ago.

Net loss for the fourth quarter was $6.1 million or ($0.36) loss per share, compared to net income for the prior quarter of $4.2 million or $0.25 earnings per diluted share, and compared to net loss of $5.9 million or ($0.35) loss per share for the same quarter a year ago.

Both the fourth quarter and full year results for fiscal 2006 include the impact from SFAS 123 (R) which was adopted in the first quarter of fiscal 2006. The Company included equity based compensation expenses of approximately $0.8 million or $0.05 per diluted share after tax in its costs and operating expenses during the fourth quarter of fiscal 2006. Excluding equity based employee compensation expenses, net loss would have been $5.2 million or ($0.31) loss per share for the fourth quarter of fiscal 2006.

Loss from continuing operations for the fourth quarter of fiscal 2006 was $6.4 million or ($0.38) loss per share. This compares to income from continuing operations of $4.4 million or $0.26 per diluted share for the third quarter of fiscal 2006, and loss from continuing operations of $5.9 million or ($0.35) loss per share for the fourth quarter of fiscal 2005.

Fourth quarter non-GAAP net loss was $5.2 million or ($0.31) loss per share, excluding the impact of equity based compensation expenses, restructuring charges, amortization of intangible assets, and income from discontinued operations, net of related tax. These results compare to non-GAAP net income of $5.7 million or $0.33 per diluted share for the fiscal third quarter and non-GAAP net loss of $5.2 million or ($0.31) loss per share for the same quarter a year ago. A reconciliation of these non-GAAP measures is provided after the GAAP financial statements below.

Revenue for the year ended September 30, 2006 was $172.9 million, compared to revenue of $125.8 million for the year ended September 30, 2005.

Net income for the year ended September 30, 2006 was $4.1 million and earnings per diluted share was $0.24, compared to a loss of $19.3 million and ($1.14) loss per share for the year ended September 30, 2005.

Equity based compensation expenses for the year ended September 30, 2006 were $3.8 million or $0.22 per diluted share after tax. Excluding equity based employee compensation expenses, net income would have been $7.9 million and earnings per diluted share would have been $0.46 for the year ended September 30, 2006.

The Company’s financial position remained strong with cash, cash equivalents, and short-term and long-term investments increasing sequentially quarter over quarter by $12.9 million to $103.5 million at quarter end. The increase in cash and investments is primarily attributable to collections of accounts receivables, offset in part by the Company’s repurchase of approximately 530,000 shares for approximately $7.0 million. As previously announced, the Company had instituted a stock repurchase program for 1.1 million shares on August 21, 2006, reflecting confidence in Photon Dynamics’ operational strength and competitive position in the flat panel display market. Accounts receivable decreased to $29.3 million from prior quarter’s balance of $57.3 million primarily as a result of the Company exceeding its collections targets and lower shipments for the quarter.

Fourth quarter gross margin was 14.1% compared to 37.7% in the prior quarter. Lower gross margin for the fourth quarter was primarily due to additional warranty expense incurred as a result of a resolution of a product warranty situation with a customer and a higher proportion of repair system revenue during the quarter compared to the prior quarter end. The higher proportion of repair system revenue is primarily due to the delay in obtaining final acceptance on two Generation 8 test systems. As the Company announced on October 17, 2006, final acceptance of these systems, along with the corresponding revenue, is expected to occur in the first quarter of fiscal 2007.

Bookings for the fourth quarter of fiscal 2006 were $31 million, and the Company posted a backlog of $71 million, compared to bookings of $44 million and a backlog of $101 million a year ago. The Company noted that bookings and backlog are not necessarily indicative of future revenue and that historically, bookings have fluctuated on a quarter-to-quarter basis. This trend may continue in the future.

Jeffrey Hawthorne, Photon Dynamics’ Chief Executive Officer, commented, ”I am pleased with the execution during the quarter on several of our key initiatives:

•	We began preparation for additional Generation 8 test system shipments to our current customer and to a second customer.
•
We completed the lease agreement for our Asia manufacturing facility, and we expect delivery of our first repair systems from Korea in the second half of fiscal 2007. This is a significant milestone to enable us to achieve our objectives for improving gross margin by reducing manufacturing and logistics costs. In addition, we will strengthen our competitiveness by reducing lead times for our customers.

•	We also began a Generation 10 product development program in anticipation of moving to Generation 10 substrates in the near future.
•	We managed operating expenses below our target for the fourth quarter.
•	We effectively managed our cash position during the quarter.”

Hawthorne continued, “We have begun to see the anticipated upturn in seasonal demand from the IT and TV market segments. As a result, we have seen improvement in many of our customers’ profitability from the previous quarter. However, indications are that our customers’ profit levels remain lower compared to the same period one year ago. As a result, the majority of display manufacturers have scaled backed their investment plans for 2007 until they can evaluate TV manufacturing costs, holiday season demand and consumer electronics marketing issues. We believe this lull in investments to be temporary because the market is still early in the adoption phase for LCD televisions. This situation could change considerably if TV demand remains on track and manufacturers resolve remaining manufacturing cost and consumer electronics marketing issues.” Hawthorne concluded, “The Company is prudently cutting back on discretionary and variable spending as well as rationalizing its fixed overhead. At the same time, we are continuing to invest aggressively in future products. When market conditions improve and our customers decide to re-accelerate their investments, Photon Dynamics is well-positioned to respond quickly.“

Company Projections for Fiscal Year 2007 First Quarter
The Company estimates revenue for the first quarter of fiscal 2007 to be between $15 and $20 million with a loss per share of ($0.45) to ($0.55).

Information Regarding Non-GAAP Financial Measures
Photon Dynamics provides non-GAAP net income and non-GAAP earnings per share data as additional information for its operating results. These measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Photon Dynamics' non-GAAP net income and non-GAAP earnings per share exclude the effect of SFAS 123 (R), restructuring charge, amortization of intangible assets, and income (loss) from discontinued operations, as well as the tax effects of these adjustments. Because SFAS 123 (R) is a material, non-cash item, Photon Dynamics has also provided non-GAAP information excluding the impact of SFAS 123 (R) to provide more comparability with prior periods. Management excludes the effect of SFAS 123 (R) and other charges as indicated, because management does not believe that these charges are directly applicable to the core operating performance of Photon Dynamics. As a result, management excludes the effect of these charges for budgeting purposes, as well as for analyzing the underlying performance of Photon Dynamics. Management believes that although GAAP measures are important for investors to understand, providing investors with this non-GAAP measure provides investors additional important information to enable them to assess, in the way that management assesses, both the current and future operations of Photon Dynamics.

Fourth Quarter Earnings Conference Call
The Company will host a quarterly conference call today at 4:30 pm EST. To access the conference call in the U.S. or Canada, dial (800) 240-2134. For all international calls, dial (303) 262-2050.

A digital replay will be available on Photon Dynamics' website at www.photondynamics.com under 'presentation/conference call' in the 'investors' section of the website two hours after the conclusion of the conference until such time as Photon Dynamics issues a press release announcing its first quarter fiscal 2007 financial results.

You may access the telephone replay by dialing (303) 590-3000 or (800) 405-2236 and entering confirmation code 11073236.

About Photon Dynamics, Inc.
Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release relating to Photon Dynamics' estimated results for the first quarter of fiscal 2007 are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the adoption of new technology by the Company’s customers, the current economic uncertainty, which may cause consumers to purchase products containing flat panel displays at a rate lower than Photon Dynamics and its customers expect, and therefore that could lead Photon Dynamics' customers to reduce investments in Photon Dynamics' products below that which Photon Dynamics projects until the markets become more certain; current economic conditions may cause an increase in competitive pricing pressures; and the risk of the introduction of competing products having technological and/or pricing advantages, which would reduce the demand for Photon Dynamics' products. As a result, Photon Dynamics' actual results and end user demand may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption " Factors Affecting Operating Results" in Photon Dynamics' Quarterly Report on Form 10-Q as filed on August 9, 2006 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

PHOTON DYNAMICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2006	September 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$47,935	$20,288
Short-term investments	54,835	72,738
Accounts receivable, net	29,341	27,067
Inventories	18,442	32,545
Other current assets	3,971	3,932
Total current assets	154,524	156,570
Long-term investments	787	-
Land, property and equipment, net	15,891	19,366
Other assets	4,542	4,390
Intangible assets, net	1,716	3,205
Goodwill	153	153
Total assets	$177,613	$183,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,657	$13,005
Warranty	8,058	5,346
Other current liabilities	9,944	8,618
Deferred gross margin	7,454	13,113
Total current liabilities	33,113	40,082
Other liabilities	119	1,008
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value	285,510	287,765
Accumulated deficit	(141,409)	(145,489)
Accumulated other comprehensive income	280	318
Total shareholders’ equity	144,381	142,594
Total liabilities and shareholders’ equity	$177,613	$183,684

PHOTON DYNAMICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2006	2005	2006	2005

Revenue	$29,259	$24,752	$172,872	$125,813
Cost of revenue	25,142	15,217	112,771	82,732
Gross margin	4,117	9,535	60,101	43,081
Operating expenses:
Research and development	7,281	8,369	32,420	36,275
Selling, general and administrative	3,808	6,535	24,611	24,678
Restructuring charge	—	246	30	1,197
Impairment of property and equipment	31	81	81	637
Gain (loss) on disposition of property and equipment	58	50	58	(93)
Amortization of intangible assets	372	373	1,489	1,548
Total operating expenses	11,550	15,654	58,689	64,242
Income (loss) from operations	(7,433)	(6,119)	1,412	(21,161)
Interest income and other, net	838	327	3,356	2,218
Income (loss) from continuing operations before income taxes and discontinued operations	(6,595)	(5,792)	4,768	(18,943)
Provision (benefit) for income taxes	(195)	59	561	624
Income (loss) from continuing operations before discontinued operations	(6,400)	(5,851)	4,207	(19,567)
Income (loss) from discontinued operations	346	(2)	(127)	256
Net income (loss)	$(6,054)	$(5,853)	$4,080	$(19,311)
Income (loss) per share from continuing operations:
Basic	$(0.38)	$(0.35)	$0.25	$(1.16)
Diluted	$(0.38)	$(0.35)	$0.25	$(1.16)
Income (loss) per share from discontinued operations:
Basic	$0.02	$(0.00)	$(0.01)	$0.02
Diluted	$0.02	$(0.00)	$(0.01)	$0.02
Net income (loss) per share:
Basic	$(0.36)	$(0.35)	$0.24	$(1.14)
Diluted	$(0.36)	$(0.35)	$0.24	$(1.14)
Weighted average number of shares:
Basic	16,849	16,931	16,978	16,890
Diluted	16,849	16,931	17,011	16,890

PHOTON DYNAMICS, INC.
Reconciliation of GAAP to Non-GAAP Results
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,		Year Ended September 30,
	2006	2005	2006	2005	2006	2005

Non-GAAP Net Income (Loss) Reconciliation For All Non-GAAP Items

GAAP net income (loss)	$(6,054)	$(5,853)	$4,249	$(3,629)	$4,080	$(19,311)
Stock-based employee compensation expense	832	-	952	—	3,786	—
Restructuring charge	—	246	—	951	30	1,197
Amortization of intangible assets	372	373	372	380	1,489	1,548
Loss (income) from discontinued operations	(346)	2	127	(268)	127	(256)
Income tax effect of non-GAAP adjustments	(4)	—	(5)	—	(13)	—
Non-GAAP net income (loss)	$(5,200)	$(5,232)	$5,695	$(2,566)	$9,499	$(16,822)

Non-GAAP Net Income (Loss) Per Diluted Share Reconciliation For All Non-GAAP Items

GAAP net income (loss) per share – diluted	$(0.36)	$(0.35)	$0.25	$(0.21)	$0.24	$(1.14)
Stock-based employee compensation expense	0.05	—	0.06	—	0.22	—
Restructuring charge	—	0.01	—	0.06	0.00	0.07
Amortization of intangible assets	0.02	0.02	0.02	0.02	0.09	0.09
Income (loss) from discontinued operations	(0.02)	0.00	0.01	(0.02)	0.01	(0.02)
Income tax effect of non-GAAP adjustments	(0.00)	—	(0.00)	—	(0.00)	—
Non-GAAP net income (loss) – diluted	$(0.31)	$(0.31)	$0.33	$(0.15)	$0.56	$(1.00)

Shares used in basic shares calculation	16,849	16,931	17,047	16,984	16,978	16,890
Shares used in diluted shares calculation	16,849	16,931	17,077	16,984	17,011	16,890

Non-GAAP Net Income (Loss) For Stock-based Employee Compensation Expense Only

GAAP net income (loss)	$(6,054)	$(5,853)	$4,249	$(3,629)	$4,080	$(19,311)
Stock-based employee compensation expense	832	—	952	—	3,786	—
Income tax effect	—	—	—	—	—	—
Non-GAAP net income (loss)	$(5,222)	$(5,853)	$5,201	$(3,629)	$7,866	$(19,311)

Non-GAAP Net Income (Loss) Per Diluted Share For Stock-based Employee Compensation Expense Only

GAAP net income (loss) per share – diluted	$(0.36)	$(0.35)	$0.25	$(0.21)	$0.24	$(1.14)
Stock-based employee compensation expense	0.05	—	0.06	—	0.22	—
Income tax effect	—	—	—	—	—	—
Non-GAAP net income (loss) – diluted	(0.31)	$(0.35)	$0.30	$(0.21)	$0.46	$(1.14)

Shares used in basic shares calculation	16,849	16,931	17,047	16,984	16,978	16,890
Shares used in diluted shares calculation	16,849	16,931	17,077	16,984	17,011	16,890